Exhibit 3.1

HOSPITALITY PROPERTIES TRUST

ARTICLES OF AMENDMENT

Hospitality Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: At the Effective Time (as defined below), Article I of the Declaration of Trust of the Trust (the “Declaration of Trust”) is hereby amended to change the name of the Trust to:

Service Properties Trust

SECOND: The amendment to the Declaration of Trust as set forth above has been duly approved by the Board of Trustees of the Trust, and no shareholder approval was required, pursuant to Section 8-501(e)(2) of the Maryland REIT Law.

THIRD: The amendment to the Declaration of Trust set forth above shall take effect on September 23, 2019 at 12:01 a.m. Eastern Time (the “Effective Time”).

FOURTH: Each undersigned officer of the Trust acknowledges these Articles of Amendment to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and Treasurer, and attested to by its Secretary, on this 20th day of September, 2019.

ATTEST:	HOSPITALITY PROPERTIES TRUST

/s/ Jennifer B. Clark	By:	/s/ Brian E. Donley	(SEAL)
Jennifer B. Clark		Brian E. Donley
Secretary		Chief Financial Officer and Treasurer

[Signature Page: Hospitality Properties Trust Articles of Amendment (Name Change)]